Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 12, 2010)	Registration No. 333-165849 and 333-166359

POSITIVEID CORPORATION

500 Shares of Series H Convertible Preferred Stock

4,317,241 Shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering to Ironridge Technology Co., a division of Ironridge Global IV, Ltd., or Ironridge, 500 shares of our Series H Preferred Stock (the “Series H Preferred Stock”) at a purchase price of $1,000 per share of Series H Preferred Stock.  We are also registering up to 3,817,241 shares of our common stock issuable upon conversion of, and payable as dividends on, the Series H Preferred Stock.  The securities are being offered pursuant to a preferred stock purchase agreement, or Preferred Stock Purchase Agreement, dated January 13, 2012, with Ironridge. The aggregate purchase price for the shares of common stock and Series H Preferred Stock is $500,000.  We will receive net proceeds from the sale of these shares of approximately $450,000 after deducting our estimated offering expenses.  We are also registering 500,000 shares of our common stock to be issued to C.K. Cooper & Company, Inc. as compensation for certain investment advisory services.

Each share of Series H Preferred Stock is convertible into shares of our common stock at any time by the holder at a conversion price of $0.15.  The Series H Preferred Stock will accrue dividends at a rate of 4.5% per annum, subject to increase if the closing price of our common stock falls below $0.125 per share, up to a maximum rate of 10% per annum.  The dividends are payable quarterly, at our option, in cash or shares of our common stock.  The holder of the Series H Preferred Stock may convert the Series H Preferred Stock into shares of our common stock at any time at an initial conversion price of $0.15 per common share plus a make-whole adjustment equal to accrued but unpaid dividends and dividends that otherwise would be due through the 10th anniversary of the Series H Preferred Stock.  We may convert the Series H Preferred Stock if the closing price of our common stock exceeds 200% of the conversion price, and certain other conditions are met. The holder will be prohibited, however, from converting the Series H  Preferred Stock into shares of our common stock if, as a result of such conversion, the holder together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding.  For a more detailed description of our Series H Preferred Stock and our common stock, see the section entitled “Description of Common Stock and Preferred Stock” beginning on page S-15.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PSID.OB.”  On January 12, 2012, the date immediately before we entered into the Preferred Stock Purchase Agreement, the closing price of our common stock was $0.16 per share.  We are not listing our Series H Preferred Stock on an exchange or any trading system and we do not expect that a trading market for our Series H Preferred Stock will develop.

As of January 13, 2012, there were 41,888,808 shares of our common stock held by non-affiliates. Based on the $0.29 per share average of the bid and asked prices of our common stock on November 16, 2011, the aggregate market value of our outstanding common equity pursuant to General Instruction I.B.6 of Form S-3 was $12,147,754. As of the date of this prospectus, we have sold $2,797,000 of securities pursuant to that instruction in the last 12 calendar months.

Investing in our Series H Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We estimate the total expenses of this offering will be approximately $50,000. We currently anticipate the closing of the offering will take place on or about January 17, 2012. On the closing date, we will issue the shares of Series H Preferred Stock to Ironridge and receive funds in the amount of the aggregate purchase price.

The date of this prospectus supplement is January 13, 2012.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-5
INFORMATION REGARDING FORWARD LOOKING STATEMENTS	S-11
USE OF PROCEEDS	S-13
DILUTION	S-14
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	S-15
PLAN OF DISTRIBUTION	S-19
LEGAL MATTERS	S-19
EXPERTS	S-19
WHERE YOU CAN FIND MORE INFORMATION	S-19
DOCUMENTS INCORPORATED BY REFERENCE	S-20

Prospectus dated April 12, 2010

ABOUT THIS PROSPECTUS	1
POSITIVEID CORPORATION	2
RISK FACTORS	4
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	7
DESCRIPTION OF SECURITIES TO BE OFFERED	7
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	7
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF UNITS	11
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	15
DOCUMENTS INCORPORATED BY REFERENCE	16

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, registration statement number 333-165849, that we filed with the Securities and Exchange Commission, or the SEC, on April 1, 2010 and that was declared effective on April 12, 2010 and our registration statement on Form S-3, registration statement number 333-166359, that we filed to register an additional amount of securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the securities described in the accompanying prospectus.  This prospectus supplement describes the specific details regarding this offering, including the price and the amount of our common stock and warrants being offered, the risks of investing in our securities and other items.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds, updates, and changes information contained in the accompanying prospectus and the documents incorporated by reference.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.  Generally, when we refer to this “prospectus,” we are referring to both documents combined.  To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “PositiveID” and “the Company” refer to PositiveID Corporation.  Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, our warrants, and other information you should know before investing.  This prospectus supplement also adds, updates, and changes certain of the information contained in the prospectus.  You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information About Us” before investing in our securities.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and prospectus, including our financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See the Risk Factors section of this prospectus supplement on page S-5 and the “Risk Factors” section of the prospectus on page 4 for a discussion of the risks involved in investing in our securities.

Our Business

Overview

We have historically developed, marketed and sold radio frequency identification, referred to as RFID, systems used for the identification of people in the healthcare market.  Beginning in early 2011, we have focused our strategy on the growth of our HealthID segment, including the continued development of our GlucoChip, our Easy Check breath glucose detection device, our iglucose wireless communication system, and potential strategic acquisition opportunities of businesses that are complementary to our HealthID business.

In May 2011 and consistent with this strategy, we acquired MicroFluidic Systems, or MicroFluidic, pursuant to which MicroFluidic became our wholly-owned subsidiary.  MicroFluidic specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security. Since its inception, MicroFluidic has received over $45 million in U.S. Government contracts, primarily from the Department of Homeland Security, which we refer to as DHS. Since our acquisition of MicroFluidic, we have submitted, or are in the process of submitting, bids on various potential U.S. Government contracts totaling in excess of $30 million, and are planning to pursue the DHS's third generation Biowatch program (for the development of networked, autonomous, bioagent detection systems).  DHS has estimated the first contact period to be five years and over $3 billion. DHS has projected the Request for Proposal for this program will be issued during the first half of 2012.  MicroFluidic’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to our portfolio of virus detection and diabetes management products.

HealthID Segment

Our HealthID segment is currently focused on the development of three products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC, or Receptors, (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

In July 2011, we submitted a 510(k) pre-market notification application for our iglucose wireless communication system to the U.S. Food and Drug Administration, or FDA. In November 2011, we obtained FDA clearance, and we expect to launch iglucose commercially in early 2012.

Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip, or the VeriChip, that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the FDA cleared our VeriMed system for use in medical applications in the United States. We have not actively marketed the VeriMed system since early 2008.

On January 11, 2012, we contributed certain assets and liabilities related to the VeriChip business, as well as all of our assets and liabilities relating to our Health Link business, which is a patient-controlled, online repository to store personal health information, to our wholly-owned subsidiary, PositiveID Animal Health Corporation, or Animal Health.  We ceased actively marketing the VeriChip business in January 2008 and the Health Link business in September 2010.  The term “VeriChip business” does not include the GlucoChip or any product or application involving blood glucose detection or diabetes management.

On January 11, 2012, VeriTeQ Acquisition Corporation, or VeriTeQ, which is owned and controlled by Scott R. Silverman, our former chairman and chief executive officer, purchased all of the outstanding capital stock of Animal Health in exchange for a secured promissory note in the amount of $200,000 and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest.  In connection with the sale, we entered into a license agreement with VeriTeQ dated January 11, 2012 which grants VeriTeQ a license to utilize our bio-sensor implantable RFID device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System,” for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  We will receive royalties in the amount of ten percent on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the patent, and a royalty of twenty percent on gross revenues that are generated under the Development and Supply Agreement between us and Medical Components, Inc., or Medcomp, dated April 2, 2009.  Our right to the Medcomp royalty payments terminate three years following written clearance by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip product.

We also entered into a Shared Services Agreement with VeriTeQ on January 11, 2012 which requires that we provide certain services to VeriTeQ in exchange for $30,000 per month.  The term of the Shared Services Agreement commences on the earlier of (i) commencement of due diligence by VeriTeQ on a merger or public shell target or (ii) February 1, 2012.  The first payment for such services is not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000.

ID Security Segment

 Our ID Security segment included our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record, or PHR, business. Our NationalCreditReport.com business was acquired in conjunction with the acquisition of Steel Vault in November 2009. NationalCreditReport.com offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores. Beginning in early 2011, we ceased acquiring new subscribers to our identity security and credit reporting businesses, and on July 22, 2011, we completed the sale of the identity security and credit reporting business for total consideration of $750,000.

As a result of the sale of our NationalCreditReport.com business in July 2011, we now operate in one segment and are not currently generating revenue.

Common Stock Financing

On January 13, 2012, we entered into a Securities Purchase Agreement with Ironridge which provides that 15 trading days after a registration statement registering the resale of shares Ironridge may receive under the Securities Purchase Agreement is declared effective by the Securities and Exchange Commission, we have the right to sell to Ironridge, and Ironridge must purchase from us, up to $10,000,000 of shares of our common stock over a 24-month period beginning on such date. We will do continuous draw downs of 1,000,000 shares under the Securities Purchase Agreement until we send a notice suspending the draw down notice. The draw down pricing period is the number of consecutive trading days necessary for 3 million shares of our common stock to trade, provided that for the first draw down, the draw down pricing period is the 15 day trading period after the effective date. Only one draw down will be allowed in each draw down pricing period.

The price per share will be equal to 90% of the average of the daily volume-weighted average price, or VWAP, on each trading day during the draw down pricing period preceding the current draw down pricing period, not to exceed the arithmetic average of any three daily VWAPs during the draw down pricing period preceding such current draw down pricing period.

For purposes of a recommencement of draw downs following a suspension of draw downs, the purchase price per share will be equal to the lower of the foregoing and the closing price of our common stock on the trading day prior to the recommencement date. For purposes of the first draw down, the price per share will be equal to the VWAP for the 15 consecutive trading days after the effective date of the registration statement.

Ironridge will also receive a commitment fee of 1,500,000 shares of our common stock issuable upon effectiveness of the registration statement. Additionally, Ironridge will receive a success fee of $500,000 payable in shares of our common stock on the earlier of:

•

Ironridge purchasing more than $9,000,000 of our common stock;

•

an aggregate of 60 trading days during which draw downs have been suspended has elapsed; or

•

the end of the term of the Securities Purchase Agreement.

The success fee shares will be valued at $500,000 divided by the lesser of:

•

the closing price on the trading day immediately prior to the effective date of the registration statement; or

•

the closing price on the trading day before the date Ironridge receives the shares; however, if the shares are issued because the Securities Purchase Agreement terminated, the $500,000 will be pro rated by the portion of the $9,000,000 shares of our common stock that was actually purchased by Ironridge.

No sale of shares may be made under the Securities Purchase Agreement if Ironridge would beneficially own more than 9.99% of our outstanding shares.  The customary terms and conditions associated with Ironridge’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on January 13, 2012.

Address

Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8000.

The Offering

Series H Preferred Stock offered by us	500 shares of Series H Preferred Stock.

Offering price:	$1,000 per share

Manner of offering:	The Series H Preferred Stock will be offered directly to Ironridge pursuant to the Preferred Stock Purchase Agreement.

Use of proceeds:

We intend to use the net proceeds received from the sale of the Series H Preferred Stock for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, and working capital. See “Use of Proceeds” on page S-13.

Market for Series H Preferred Stock:	Our Series H Preferred Stock will have no public market.

Risk factors:	See “Risk Factors” on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Conversion

Each share of our Series H Preferred Stock is convertible into shares of our common stock at any time at the option of the holder, at a conversion price of $0.15 per common share plus a make-whole adjustment equal to accrued but unpaid dividends and dividends that otherwise would be due through the tenth anniversary of the Series H Preferred Stock.  We may convert the Series H Preferred Stock if the closing price of our common stock exceeds 200% of the conversion price and certain other conditions are met. The holder will be prohibited, however, from converting the Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference

In the event of our liquidation, dissolution, or winding up, holders of our Series H Preferred Stock will receive a payment equal to $1,000 per share of Series H Preferred Stock plus accrued and unpaid dividends before any proceeds are distributed to the holders of our common stock.

Voting Rights

Shares of Series H Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series H Preferred Stock will be required to amend the terms of the Series H Preferred Stock or for us to issue any pari passu or senior equity securities.

Dividends

The Series H Preferred Stock will accrue dividends at a rate of 4.5% per annum, subject to increase if the closing price of our common stock falls below $0.125 per share, up to a maximum rate of 10% per annum.  The dividends are payable quarterly, at our option, in cash or shares of our common stock.

Redemption

We may redeem any or all of the Series H Preferred Stock at any time after the tenth anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series H Preferred Stock, plus any accrued but unpaid dividends.  Prior to the tenth anniversary of the issuance of the Series H Preferred Stock, we may, at our option, redeem the shares at any time after the issuance date at an early redemption price equal to the liquidation value plus any then accrued but unpaid dividends and the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series H Preferred Stock at the applicable early redemption price.

Common stock offered by us	500,000 shares to C.K. Cooper & Company, Inc. as compensation for certain investment advisory services.

OTC Bulletin Board symbol for our common stock	PSID.OB

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in the accompanying prospectus and in our Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement. See also the information contained under the heading “Information Regarding Forward Looking Statements” immediately below.

Risks Related to the Operations and Business of PositiveID

We have a history of losses and expect to incur additional losses in the future. We are unable to predict the extent of future losses or when we will become profitable.

For the year ended December 31, 2010 and the nine months ended September 30, 2011, we experienced net losses of $15.9 million and $12.1 million, respectively, and our accumulated deficit at September 30, 2011 was $82 million. We reported no revenue or gross profit from continuing operations for the three or nine months ended September 30, 2011 and 2010. Until one or more of the products under development in our HealthID segment is successfully brought to market, we do not anticipate generating significant revenue or gross profit. Further, MicroFluidic reported no revenue or gross profit during the period from the date of acquisition of May 23, 2011 through September 30, 2011 as it had no active contracts during this period. MicroFluidic has submitted, or is the process of submitting, bids on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such new or other contracts.

We expect to continue to incur operating losses for the near future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our financial statements have been prepared assuming that we will continue as a going concern.

Our unaudited financial statements for the quarter ended September 30, 2011 have been prepared assuming we will continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain financing to fund the continued development of our HealthID products, the operations of MicroFluidic, and working capital requirements. If we cannot continue as a going concern, our stockholders may lose their entire investment.

We failed to meet applicable Nasdaq Stock Market requirements and as a result our stock was delisted by the Nasdaq Stock Market, which could adversely affect the market liquidity of our common stock and harm our businesses.

We were out of compliance with Nasdaq’s minimum bid price requirement since the second half of 2010.  As of June 30, 2011, we did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. On August 11, 2011, we were granted a temporary extension of time, as permitted under Nasdaq's Listing Rules, to comply with the $1.00 per share minimum bid price requirement for continued listing, which is typically accomplished by means of a reverse stock split. On August 26, 2011, we received the requisite favorable vote of our stockholders with respect to the proposal to authorize our Board of Directors, or the Board, in its discretion, to amend our certificate of incorporation to effect a reverse stock split of our common stock; however, for various reasons, the Board decided to not effect a reverse stock split.

On August 31, 2011, we received notification that our stock was being delisted from The Nasdaq Capital Market in connection with a bid price deficiency. On September 1, 2011, our common stock began trading on the OTC Bulletin Board under the trading symbol PSID.OB. We continue to file periodic reports with the Securities and Exchange Commission in accordance with the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

Our delisting from Nasdaq could adversely affect the market liquidity of our common stock and harm our business and may hinder or delay our ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We may experience difficulties in integrating MicroFluidic's business and realizing the expected benefits of the acquisition of MicroFluidic.

Our ability to achieve the benefits we anticipate from the acquisition of MicroFluidic will depend in large part upon whether we are able to integrate MicroFluidic's business into our business in an efficient and effective manner. Because our business and the business of MicroFluidic differ, we may not be able to integrate MicroFluidic's business smoothly or successfully and the process may take longer than expected. The integration of certain operations and the differences in operational culture may require the dedication of significant management resources, which may distract management's attention from day-to-day business operations. If we are unable to successfully integrate the operations of MicroFluidic's business into our business, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the acquisition of MicroFluidic and our business and results of operations could be adversely affected.

MicroFluidic's government contracts and subcontracts are generally subject to a competitive bidding process that may affect our ability to win contract awards or renewals in the future.

MicroFluidic has submitted, or is the process of submitting, bids on various potential U.S. Government contracts totaling in excess of $30 million. We bid on government contracts through a formal competitive process in which we may have many competitors. If awarded, upon expiration, these contracts may be subject, once again, to a competitive renewal process if applicable. We may not be successful in winning contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire could have a material adverse effect on our business, financial condition, or results of operations.

Contracts and subcontracts with U.S. government agencies that we may be awarded will be subject to competition and will be awarded on the basis of technical merit, personnel qualifications, experience, and price. Our business, financial condition, and results of operations could be materially affected to the extent that U.S. government agencies believe our competitors offer a more attractive combination of the foregoing factors. In addition, government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting demand for our products.

Future sales of capital stock may cause our stock price to fall, including sales of shares to Ironridge pursuant to previous financing agreements with Ironridge and the resale of such shares by Ironridge.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of January 13, 2012, we had 56,470,897 shares of common stock outstanding  and we had warrants to purchase 304,000 shares of common stock and options to purchase 4,143,992 shares of common stock outstanding. All of the shares of common stock issuable upon exercise of our outstanding warrants and any vested options will be freely tradable without restriction under the federal securities laws unless sold by our affiliates.

On July 28, 2011, we presented Ironridge Global IV, Ltd. with a notice to purchase $2.5 million shares of our common stock under the Common Stock Purchase Agreement between us and Ironridge Global IV, Ltd. dated July 27, 2011 (and in connection therewith issued 6,811,989 shares of our common stock).  We also presented Ironridge Global III, LLC, or Ironridge Global, with a notice to purchase $1.5 million in shares of Series F Preferred Stock, under the Preferred Purchase Agreement between us and Ironridge Global dated July 27, 2011, which are convertible into common stock (and in connection therewith have issued 1,500 shares of Series F Preferred Stock).  The shares of common stock Ironridge Global IV, Ltd. and Ironridge Global may receive under these agreements are freely tradable and Ironridge Global IV, Ltd. may promptly sell the shares we issue to them in the public markets. Such sales, and the potential for such sales, could cause the market price of our shares to decline significantly.

We do not anticipate declaring any cash dividends on our common stock.

In July 2008 we declared, and in August 2008 we paid, a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our Board may deem relevant. In addition, our Certificates of Designation for shares of Series C, Series F and Series H Preferred Stock prohibit the payment of cash dividends on our common stock while any such shares of preferred stock are outstanding.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our Board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

We depend on key personnel to manage our business effectively, and, if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.

Our future success depends, in part, on certain key employees, including William J. Caragol, our chairman of the Board and chief executive officer and Bryan D. Happ, our chief financial officer, as well as key technical and operations personnel, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly operations, finance, accounting, sales and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements is economically burdensome.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of January 13, 2012, our current directors and executive officers beneficially owned, in the aggregate, approximately 9.35% of our outstanding voting securities. In addition, we are required to issue an additional 18,112,182 shares of restricted common stock to our former chairman of the board pursuant to his amended and restated employment, consulting and non-compete agreement dated December 8, 2011.  As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of the board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of PositiveID that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Risks Related to Our Product Development Efforts

We and our development partner Receptors are in the early stages of developing an in vivo glucose-sensing RFID microchip, the effectiveness of which is unproven.

We and our development partner, Receptors, are engaged in the research and development of applying Receptors’ patented AFFINITY by DESIGNTM CARATM platform to the research and development of an in vivo glucose-sensing RFID microchip. The effectiveness of this sensor/microchip system is yet to be determined. As a result, there can be no assurance that we and Receptors will be able to successfully employ this development-stage product as a diagnostic solution for the detection of glucose in vivo. Any failure to establish the efficacy or safety of this development-stage product could have a material adverse effect on our business, results of operations, and financial condition.

Our product research and development activities may not result in a commercially-viable in vivo glucose-sensing RFID microchip, Easy Check breath glucose detection system, or iglucose wireless communication device.

All of our products are in the early stages of development, and are therefore prone to the risks of failure inherent in diagnostic product development. We or Receptors may be required to complete and undertake significant clinical trials to demonstrate to the FDA that these products are safe and effective to the satisfaction of the FDA and other non-United States regulatory authorities for their respective, intended uses, or are substantially equivalent in terms of safety and effectiveness to existing, lawfully-marketed, non-premarket approved devices. Clinical trials are expensive and uncertain processes that often take years to complete. Failure can occur at any stage of the process, and successful early positive results do not ensure that the entire clinical trial or later clinical trials will be successful. Product candidates in clinical-stage trials may fail to show desired efficacy and safety traits despite early promising results. If the research and development activities of us or Receptors do not result in commercially-viable products, our business, results of operations, financial condition, and stock price could be adversely affected.

Even if the FDA or similar non-United States regulatory authorities grant us regulatory approval of a product, the approval may take longer than we anticipate and may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow up studies. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

The success and timing of development efforts, clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events could cause volatility in our stock price.

Volatility in our stock price will depend on many factors, including:

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success or lack of success of the development partnership between us and Receptors and related development costs;

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success or lack of success and timing of regulatory filings and approvals for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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success or lack of success and timing of commercialization and product introductions of the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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introduction of competitive products into the market;

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results of clinical trials for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

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a finding that Receptors’ patented AFFINITY by DESIGNTM CARATM platform, or patents related to the Easy Check breath glucose detection system or the iglucose wireless communication device are invalid or unenforceable;

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a finding that the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device infringes the patents of a third party;

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our ability to obtain patents on the Easy Check breath glucose detection system and the iglucose wireless communication device;

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payment of any royalty payments under licensing agreements;

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unfavorable publicity regarding us, Receptors, or either of the companies’ products or competitive products;

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termination of development efforts for the GlucoChip, which is the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device;

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timing of expenses we may incur with respect to any license or acquisition of products or technologies; and

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termination of development efforts of any product under development or any development or collaboration agreement.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

We anticipate future losses and will require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We anticipate future losses and therefore may be dependent on additional financing to execute our business plan. In particular, we will require additional capital to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. Our operating plan may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for product development, clinical trials and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of one or more of our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. Therefore, we do not know whether any planned development phases or clinical trials for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device will be completed on schedule, or at all. Furthermore, we cannot guarantee that any planned development phases or clinical trials will begin on time or at all.

Our future capital requirements will depend on many factors, including: the costs of expanding our sales and marketing infrastructure and manufacturing operations; the degree of success we experience in developing and commercializing the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device; the number and types of future products we develop and commercialize; the costs, timing and outcomes of regulatory reviews associated with our current and future product candidates; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and the extent and scope of our general and administrative expenses.

Our future product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Development of a product candidate requires substantial technical, financial and human resources. Our potential product candidates may appear to be promising at various stages of development yet fail to timely reach the market for a number of reasons, including: the lack of adequate quality or sufficient prevention benefit, or unacceptable safety during preclinical studies or clinical trials; our or our collaborative development partners’ failure to receive necessary regulatory approvals on a timely basis, or at all; the existence of proprietary rights of third parties; or the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

Our industry changes rapidly as a result of technological and product developments, which may quickly render our product candidates less desirable or even obsolete. If we are unable or unsuccessful in supplementing our product offerings, our revenue and operating results may be materially adversely affected.

The industry in which we operate is subject to rapid technological change. The introduction of new technologies in the market, including the delay in the adoption of these technologies, as well as new alternatives for the delivery of products and services will continue to have a profound effect on competitive conditions in this market. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes on a timely basis. If our product candidates are not accepted by the market as anticipated, if at all, our business, operating results, and financial condition may be materially and adversely affected.

If we or Receptors are unable to develop and later market the products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete.

Our products will operate in competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than us or Receptors, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products that have already been approved or are in a stage of advanced development, which may achieve commercialization before our products enter the market.

If a competitor’s products reach the market before our products, they may gain a competitive advantage, impair the ability of us or Receptors to commercialize the products, or render the products obsolete. There can be no assurance that developments by competitors will not render our products obsolete or noncompetitive. Our financial performance may be negatively impacted if a competitor’s successful product innovation reaches the market before our products or gains broader market acceptance.

We believe that our products have certain technological advantages, but maintaining these advantages will require continual investment in research and development, and later in sales and marketing. There is no guarantee that we or Receptors will be successful in maintaining these advantages. Nor is there any guarantee that we or Receptors will be successful in completing development of our products in any clinical trials or in achieving sales of our products, or that future margins on such products will be acceptable.

Risks Occasioned by the Xmark Transaction

We will be unable to compete with Xmark’s business for four years from the date of closing.

We have agreed that, for a period of four years after the closing of the Xmark Transaction, or July 2012, we will not (i) directly or indirectly participate with, control or own an interest in any entity that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing infant security systems, wander prevention systems, asset/personnel and identification systems, and vibration monitoring instruments anywhere in the world or (ii) solicit, induce, encourage or attempt to persuade any employee of Xmark to terminate his or her employment relationship with Xmark, or offer to hire any Xmark employee. Our VeriMed business is not deemed to compete with Xmark’s business. However, the non-compete provisions will restrict our ability to engage in any business that competes with Xmark’s business until July 2012.

Industry and Business Risks Related to Our HealthID Business

We may never achieve market acceptance or significant sales of our healthcare products or systems.

Through September 30, 2011, substantially all of our HealthID products were under development and had generated only nominal revenue. We may never achieve market acceptance or more than nominal or modest sales of these products and systems.

We are currently focused on the development of the glucose sensing microchip and the development of other sensor applications, and our iglucose and Easy Check systems and are considering and will review other strategic opportunities. However, there can be no assurance that we will be able to successfully develop or implement such options or strategic alternatives.

Implantation of our implantable microchip may be found to cause risks to a person’s health, which could adversely affect sales of our systems that incorporate the implantable microchip.

The implantation of our implantable microchip may be found, or be perceived, to cause risks to a person’s health. Potential or perceived risks include adverse tissue reactions, migration of the microchip and infection from implantation. There have been articles published asserting, despite numerous studies to the contrary, that the implanted microchip causes malignant tumor formation in laboratory animals. If more people are implanted with our implantable microchip, it is possible that these and other risks to health will manifest themselves. Actual or perceived risks to a person’s health associated with the microchip implantation process could constrain our sales of the VeriMed system or result in costly and expensive litigation. Further, the potential resultant negative publicity could damage our business reputation, leading to loss in sales of our other systems targeted at the healthcare market which would harm our business and negatively affect our prospects.

Risks Related to the Offering

Our Series H Preferred Stock has never been publicly traded and an active trading for such stock is not expected to develop.

Prior to this offering, there has been no public market for our Series H Preferred Stock. We are not listing our Series H Preferred Stock on an exchange or any trading system and we do not expect that a trading market for our Series H Preferred Stock will develop.

Future sales of our common stock may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, including shares issued to Ironridge in this offering and pursuant to the Securities Purchase Agreement and upon conversion of the Series F Preferred Stock. We may seek additional capital through one or more additional equity transactions in 2012, including through the Securities Purchase Agreement; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.

You will experience immediate dilution in the book value per share of the common stock underlying the Series H Preferred Stock.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock issuable upon exercise of the Series H Preferred Stock. After giving effect to the sale of 500 shares of Series H Preferred Stock offered hereby and assuming the conversion of 500 shares of our Series H Preferred Stock into 3,333,333 shares of our common stock at an initial conversion price of $0.15 per common share, plus the make-whole adjustment, our adjusted net tangible book value as of September 30, 2011 would have been a deficit of approximately $4.7 million, or $0.07 per share. This amount represents an increase in net tangible book value of $0.24 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.31 per share to new investors purchasing securities in this offering.  See “Dilution” on page S-14 for a more detailed discussion of the dilution you will incur in connection with this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock, including pursuant to the Securities Purchase Agreement. The terms of the Series H Preferred Stock do not restrict our ability to offer additional shares of common stock or a new series of preferred stock that is senior to, on parity with or junior in rank to the Series H Preferred Stock. Our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock and the Series H Preferred Stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

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that we expect to launch the iglucose product commercially in early 2012;

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the expectation that operating losses will continue through 2012, and that until we are able to achieve profits, we intend to continue to seek to access the capital markets to fund the development of our HealthID products;

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that we seek to structure our research and development on a project basis to allow management of costs and results on a discreet short term project basis, the expectation that doing so may result in quarterly expenses that rise and fall depending on the underlying project status, and the expectation that this method of managing projects may allow us to minimize our firm fixed commitments at any given point in time;

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that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities, our current financial position or results of operations;

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that we intend to continue to explore strategic acquisition opportunities of businesses that are complementary to ours;

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that we do not anticipate declaring any cash dividends on our common stock;

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that our ability to continue as a going concern is a dependent upon our ability to obtain financing to fund the continued development of our HealthID products, the operations of MicroFluidic and working capital requirements;

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that Microfluidic is planning to pursue the DHS third generation Biowatch program (for the development of networked, autonomous, bioagent detection system) of which DHS estimated the first contract period to be five years and over $3 billion;

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that we believe that with our current cash resources, our expected access to capital under the Ironridge financing arrangements, and, if necessary, delaying and/or reducing certain research, development and related activities and costs, that we will have sufficient funds available to meet our working capital requirements for the near-term future;

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that the interface between a radio frequency, or RF, powered resonant electromechanical drive and the fluids in the interstitial space of a patient for continuous detection of glucose levels in a patient represents the next evolution in the development of an implantable glucose sensor that relies on passive RF technology to continuously monitor in vivo glucose levels over an extended period of time;

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that we intend to continue to explore strategic transactions with third parties in the healthcare, identification, animal health, and other sectors;

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our ability to improve diabetics’ lives while helping them manage their healthy glucose levels, thereby decreasing the risk of diabetes-related complications and reducing medical costs;

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that the successful development and commercialization of our glucose-sensing microchip could negate the need for diabetics to draw blood samples multiple times each day;

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that our Phase III development program will optimize candidate glucose-sensing systems for sensitivity and selectivity incorporating model matrices into the screen and workflow process, test cut-off membrane technology, and demonstrate a bench-scale fluorescence system prototype;

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that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business, and that we plan to continue to outsource any manufacturing requirements of our current and under development products;

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that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

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the ability of iglucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

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the iglucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients; and

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that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day to get a blood sugar reading.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include the following as well as the factors under “Risk Factors”:

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our ability to continue as a going concern;

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our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

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our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

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our ability to fund our operations and continued development of our products, including the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system, and the operations of our subsidiary, MicroFluidic Systems;

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our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector;

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our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices;

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our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

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the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;

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our ability to comply with current and future regulations relating to our businesses;

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the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;

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our ability to complete Phase III of the glucose-sensing microchip development program;

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our ability to be awarded government contracts on which MicroFluidic bids;

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our ability to integrate the business of MicroFluidic; and

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our ability to establish and maintain proper and effective internal accounting and financial controls.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from this offering, after deducting our estimated offering expenses, will be approximately $450,000 (based on the purchase price of $1,000 per share of Series H Preferred Stock).  We will receive $450,000 in cash at closing.

We intend to use any net cash proceeds we receive for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, and working capital. Our management will have broad discretion in the application of the net proceeds of this offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. We may invest the net proceeds temporarily until we use them for their stated purpose.

We anticipate that we will be required to raise substantial additional capital to continue to fund the development of our products and technology. We may seek to raise additional capital through additional public or private financings, principally through equity issuances, although there can be no assurance that we will be able to raise such capital on acceptable terms, or at all.

DILUTION

Purchasers of shares of our Series H Preferred Stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share.  Net tangible book value per share is total tangible assets, reduced by total liabilities, divided by the total number of outstanding shares of common stock.  Our net tangible book value as of September 30, 2011 was a deficit of approximately $5.2 million, or approximately $(0.09) per outstanding share of common stock.

After giving effect to the sale of 500 shares of Series H Preferred Stock offered hereby and assuming the conversion of 500 shares of our Series H Preferred Stock into 3,333,333 shares of our common stock at an initial conversion price of $0.15 per common share plus the make-whole adjustment, our adjusted net tangible book value as of September 30, 2011 would have been a deficit of approximately $4.7 million, or $(0.07)  per share. This amount represents an increase in net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.31 per share to new investors purchasing securities in this offering. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed conversion price per share of common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Conversion price per share of our common stock	$0.15
Net tangible book value deficit per share as of September 30, 2011	$(0.09)
Increase per share attributable to the offering	$0.24
Adjusted net tangible book value deficit per share as of September 30, 2011 after giving effect to this offering	$(0.07)
Dilution per share to new investors	$0.31

The foregoing table is based on 56,470,897  shares of common stock outstanding as of January 13, 2012, which does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price.

In addition, the calculations in the foregoing table do not take into account any of the following:

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4,143,992 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $1.52 per share, under and outside of our stock plans;

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2,723,000 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, PositiveID Corporation 2011 Stock Incentive Plan and SysComm International Corporation 2001 Flexible Stock Plan;

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304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share; and

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shares of our common stock issuable upon conversion of our Series F Preferred Stock.

To the extent that any of our outstanding options or warrants are exercised, our preferred stock is converted, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

As of January 13, 2012, our Certificate of Incorporation authorizes us to issue 70,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 400 shares have been previously designated as Series C Preferred Stock, of which none are currently issued and outstanding, 2,500 have been previously designated as Series F Preferred Stock, of which 1,500 shares are currently issued and outstanding, and 500 shares have been previously designated as Series H Preferred Stock, of which none are currently issued and outstanding.  As of January 13, 2012, 56,470,897 shares of our common stock were outstanding.

The following description of our common stock and preferred stock is a summary.  It is not complete and is subject to and qualified in its entirety by our Certificate of Incorporation, and Amended and Restated Bylaws, each as amended to date, and a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock and Preferred Stock” starting on page 7 of the accompanying prospectus.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series C Preferred Stock

On March 14, 2011, we filed a certificate of designations of preferences, rights and limitations of Series C Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 400, par value $0.001.   As of January 13, 2012, there were no shares of Series C Preferred Stock outstanding.

The Series C Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our common stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness.  Otherwise, holders of the Series C Preferred Stock will not be entitled to receive dividends and will have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Holders of Series C Preferred Stock are entitled to receive dividends on each outstanding share of Series C Preferred Stock, which accrues in shares of Series C Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends are payable annually on the anniversary of the issuance date.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series C Preferred Stock are first entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series C Liquidation Value, after which any of our remaining assets shall be distributed among the holders of the other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem, for cash, any or all of the Series C Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series C Preferred Stock, which we refer to as the Series C Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series C Preferred Stock, which we refer to as the Redemption Price. If we exercise this redemption option with respect to any Series C Preferred Stock prior to the fourth anniversary of the issuance of the Series C Preferred Stock, then in addition to the Redemption Price, we  must pay to the holder a make-whole price per share equal to the following with respect to such redeemed Series C Preferred Stock:

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35% of the Series C Liquidation Value if redeemed prior to the first anniversary of the issuance date,

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27% of the Series C Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

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18% of the Series C Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and

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9% of the Series C Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Shares of Series C Preferred Stock may be converted into shares of our common stock, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceding the date of notice of conversion by us or the holder. If we exercise the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares:

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35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date,

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27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date,

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18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and

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9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Series F Preferred Stock

On July 27, 2011, we filed a certificate of designations of preferences, rights and limitations of Series F Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series F Preferred Stock.  As of January 13, 2012, there were 1,500 shares of Series F Preferred Stock outstanding, all of which were held by Ironridge Global Technology.

The Series F Preferred Stock is convertible into shares of our common stock at Ironridge Global Technology's option or at our option at any time after six-months from the date of issuance of the Series F Preferred Stock.  If Ironridge Global Technology elects to convert, we will issue that number of shares of our common stock equal to the Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $0.50, which we refer to as the Fixed Conversion Price.  The Fixed Conversion Price is equal to the higher of $0.50 and 130% of the closing price of our common stock on the trading day immediately before the date we announced the entry into the Preferred Stock Purchase Agreement.  There are no resets, ratchets or anti-dilution provisions that adjust the Fixed Conversion Price other than the customary adjustments for stock splits.

If we elect to convert the Series F Preferred Stock into common stock and the closing price of our common stock exceeds 150% of the Fixed Conversion Price for any consecutive 20 trading days, we will issue that number of shares of our common stock equal to the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the Fixed Conversion Price.  If we elect to convert the Series F Preferred Stock into common stock and the closing price of our common stock is less than 150% of the Fixed Conversion Price, we will issue an initial number of shares of our common stock equal to 130% of the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 100% of the closing price of a share of our common stock on the trading day immediately preceding the date of the conversion notice.

After 20 trading days, Ironridge Global Technology shall return, or we shall issue, a number of conversion shares, which we refer to as the Reconciling Conversion Shares, so that the total number of conversion shares under the conversion notice equals the early redemption price set forth below multiplied by the number of shares of subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 85% of the average of the daily volume weighted average prices of our common stock for the 20 trading days following Ironridge Global Technology's receipt of the conversion notice.  However, if the trading price of our common stock during any one or more of the 20 trading days following Ironridge Global Technology's receipt of the conversion notice falls below 70% of the closing price on the day prior to the date we give notice of our intent to convert, Ironridge Global Technology will return the Reconciling Conversion Shares to us and the pro rata amount of that conversion notice will be canceled.

The Series F Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, and (3) junior to our existing and future indebtedness. Holders of Series F Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to the Series F Preferred Stock.

Commencing on the date of issuance of any such shares of Series F Preferred Stock, holders of Series F Preferred Stock are entitled to receive dividends on each outstanding share of Series F Preferred Stock, which accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series F Preferred Stock.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series F Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series F Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge to us that Ironridge issued, as follows.  We may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series F Preferred Stock, which we refer to as the Series F Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock, which we refer to as the Redemption Price.  Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, we may, at our option, redeem the shares at any time after the six-month anniversary of the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock:

•

149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date,

•

141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

•

133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,

•

126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date,

•

119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date,

•

112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and

•

106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series F Preferred Stock at the applicable early redemption price set forth above.

We cannot issue any shares of common stock upon conversion of the Series F Preferred Stock if it would result in Ironridge Global Technology being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of our common stock then outstanding.  In addition, prior to obtaining stockholder approval, shares of Series F Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series F Preferred Stock, plus any shares previously issued to Ironridge Global Technology or its affiliates, would exceed 19.99% of the common stock outstanding on the date of the Preferred Stock Purchase Agreement.

Series H Preferred Stock

On January 12, 2012, we filed a certificate of designations of preferences, rights and limitations of Series H Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series H Preferred Stock.  As of January 13, 2012, no shares of Series H Preferred Stock were outstanding.

The Series H Preferred Stock is convertible into shares of our common stock at the holder’s option at any time from the date of issuance of the Series H Preferred Stock.  If the holder elects to convert, we will issue that number of shares of our common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $0.15, which we refer to as the Series H Conversion Price.  There are no resets, ratchets or anti-dilution provisions that adjust the Series H Conversion Price other than the customary adjustments for stock splits.

We may convert the Series H Preferred Stock into common stock if the closing price of our common stock exceeds 200% of the Series H Conversion Price for any consecutive 20 trading days and the following equity conditions are met:

•

on each day during the period beginning 30 trading days before the date we give the holder notice of conversion and ending 30 trading days after the date of the conversion notice, which we refer to as the Equity Conditions Measuring Period, our common stock is designated for quotation on a trading market and has not been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

•

during the Equity Conditions Measuring Period, we  have delivered shares issuable upon all conversions or redemptions of the Series H Preferred Stock in accordance with their terms to the holder on a timely basis;

•

we have no knowledge of any fact that would cause both the registration statement not to be effective and available for the issuance of the conversion shares, Section 3(a)(9) of the Securities Act not to be available for the issuance of the conversion shares and Securities Act Rule 144 not to be available for the resale of all the conversion shares underlying the Series H Preferred Stock;

•

a minimum of $500,000 in aggregate trading volume has traded on the trading market during the 20 trading dates prior to the date of determination; and

•

we are otherwise in compliance with and shall not have breached any provision, covenant, representation or warranty of any transaction document.

Upon such conversion, we will issue that number of shares of our common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the Series H Conversion Price.

The Series H Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, (3) pari passu in right of dividends and liquidation with respect to the Series F Preferred Stock and (4) junior to our existing and future indebtedness.  Shares of Series H Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series H Preferred Stock will be required to amend the terms of the Series H Preferred Stock or to issue any new pari passu or senior equity securities.  There are no sinking-fund provisions applicable to the Series H Preferred Stock.

Commencing on the date of issuance of any such shares of Series H Preferred Stock, holders of Series H Preferred Stock are entitled to receive quarterly dividends on each outstanding share of Series H Preferred Stock, which are payable, at our option, in cash or shares of our common stock at a rate equal to 4.5% per annum from the date of issuance. Accrued dividends are payable on the last business day of each calendar quarter and upon redemption of the Series H Preferred Stock.  The dividend rate will adjust upward by 98.2350 basis points for each $0.01 that the price of our common stocks falls below $0.125 per share.  The dividend rate cannot, however, exceed 10% per annum.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series H Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series H Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem the Series H Preferred Stock, for cash, as follows.  We may redeem any or all of the Series H Preferred Stock at any time after the tenth anniversary of the issuance date at the redemption price per share, which we refer to as the Series H Redemption Price, equal to $1,000 per share of Series H Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series H Preferred Stock, which we refer to as the Series H Liquidation Value.  Prior to the tenth anniversary of the issuance of the Series H Preferred Stock, we may, at our option, redeem the shares at any time after the issuance date at a price per share equal to the Series H Liquidation Value plus the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date, less any dividends that have been paid, which we refer to as the Early Redemption Price.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series H Preferred Stock at the applicable Early Redemption Price.

We cannot issue any shares of common stock upon conversion of the Series H Preferred Stock if it would result in Ironridge being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of our common stock then outstanding.

PLAN OF DISTRIBUTION

We are offering 500 shares of our Series H Preferred Stock at a purchase price of $1,000 per share of Series H Preferred Stock under this prospectus supplement and the accompanying prospectus directly to Ironridge.  We are also registering up to 3,817,241 shares of our common stock issuable upon conversion of, and payable as dividends on, the Series H Preferred Stock.  The securities are being offered pursuant to the Preferred Stock Purchase Agreement. The aggregate purchase price for the shares of Series H Preferred Stock is $500,000.

We currently anticipate that the closing of the sale of the shares of Series H Preferred Stock under the Preferred Stock Purchase Agreement will take place on or about January 17, 2012. On the closing date, we will issue the shares of our common stock and Series H Preferred Stock to Ironridge and receive funds in the amount of the aggregate purchase price.

We are also registering 500,000 shares of our common stock to be issued to C.K. Cooper & Company, Inc. on the closing date as compensation for certain investment advisory services.

We estimate the total expenses of this offering which will be payable by us will be approximately $50,000. After deducting our estimate offering expense, we expect the net proceeds from this offering to be approximately $450,000.

The transfer agent for our common stock is Registrar and Transfer Company.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PSID.OB.”

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Holland & Knight, LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from PositiveID Corporation’s Annual Report on Form 10-K filed with the SEC on March 25, 2011 have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on NASDAQ, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below, shall be deemed to incorporate by reference all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and incorporates by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)

Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011;

(b)

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 13, 2011, August 15, 2011 and November 14, 2011, respectively;

(c)

Our Current Reports on Form 8-K as filed with the SEC on January 26, 2011, February 4, 2011, March 1, 2011, March 14, 2011, March 18, 2011, April 1, 2011, May 12, 2011, May 25, 2011, June 3, 2011, July 25, 2011 and July 28, 2011, August 29, 2011, September 2, 2001, September 16, 2011, September 30, 2011, November 17, 2011, November 25, 2011, December 9, 2011 and January 13, 2012; and

(d)

Our Current Reports on Form 8-K/A as filed with the SEC on July 29, 2011 and August 8, 2011;

(e)

The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations

You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

Statements contained in this prospectus concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

POSITIVEID CORPORATION
$8,000,000
Common Stock
Preferred Stock
Warrants
Units
          We may from time to time offer to sell up to $8,000,000 aggregate dollar amount of common stock, preferred stock, warrants, or units. We may offer the securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings.
          Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “PSID.” On March 30, 2010, the last reported sale price of our common stock was $1.35 per share.
          We will provide the specific terms of the securities in supplements to this prospectus.
          Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.
          Investing in these securities involves risks. You should carefully consider the risk factors beginning on page 4 of this prospectus.
          We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.
The date of this prospectus is April 12, 2010.

i

ABOUT THIS PROSPECTUS
     Unless the context requires otherwise, in this prospectus, we use the terms “PositiveID,” “the Company,” “we,” “us,” our” and similar references to refer to PositiveID Corporation, formerly known as VeriChip Corporation, and its subsidiaries.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We may also add, update or change in any accompanying prospectus supplement or any free writing prospectus we may authorize to be delivered to you, any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.
     We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
     You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

POSITIVEID CORPORATION
     The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement and/or supersede the information in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our Company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.
The Company
     PositiveID Corporation, formerly known as VeriChip Corporation, was formed as a Delaware corporation by Digital Angel Corporation, or Digital Angel, in November 2001. In January 2002, we began our efforts to create a market for radio frequency identification, or RFID, systems that utilize our human implantable microchip. During the first half of 2005 we acquired two business focused on providing RFID systems for healthcare applications. Those businesses (EXi Wireless and Instantel) were merged in 2007 to form Xmark Corporation, which we refer to as Xmark, which was a wholly owned subsidiary of ours. On February 14, 2007, we completed our initial public offering in which we sold 3,100,000 shares of our common stock at $6.50 per share.
     On July 18, 2008, we completed the sale of all of the outstanding capital stock of Xmark, which at the time was principally all of our operations, to Stanley Canada Corporation, a wholly-owned subsidiary of The Stanley Works. In the sale we received $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, we recorded a gain on the sale of Xmark of $10.7 million, with $4.5 million of that gain deferred until the escrow was settled. The financial position, results of operations and cash flows of Xmark have been reclassified as discontinued operations in 2008 and 2007.
     Following the completion of the sale of Xmark to Stanley Canada, we retired all of our outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and our officers and management for $9.1 million. On August 28, 2008, we paid a special dividend to our stockholders of $15.8 million.
     On November 12, 2008, we entered into an asset purchase agreement with Digital Angel and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel, which collectively are referred to as, “Digital Angel.” The terms of the asset purchase agreement included the purchase by us of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. We also received covenants from Digital Angel and Destron Fearing that will permit the use of intellectual property of Digital Angel related to our VeriMed business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. We paid Digital Angel $500,000 at the closing of the asset purchase agreement, which was recorded in the financials as research and development expense.
     Also, on November 12, 2008, R&R Consulting Partners LLC, a company controlled by our Chairman and Chief Executive Officer, purchased 5,355,556 shares of common stock from Digital Angel, at which point in time Digital Angel ceased being a stockholder.
     On September 4, 2009, we, VeriChip Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, which we refer to as the acquisition subsidiary, and Steel Vault Corporation, a Delaware corporation, which we refer to as Steel Vault, signed an Agreement and Plan of Reorganization, or the merger agreement, dated September 4, 2009, as amended, pursuant to which the acquisition subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of ours. Upon the consummation of the merger, each outstanding share of Steel Vault’s common stock, warrants and options was converted into 0.5 shares of common stock, warrants and options of us. At the closing of the merger, we changed our name to PositiveID Corporation, and changed our stock ticker symbol with Nasdaq to “PSID” effective November 11, 2009.
     In February 2010, we acquired the assets of Easy Check Medical Diagnostics, LLC, including the Easy Check breath glucose detection system and the iGlucose wireless communication system. These products are currently under development. There is a U.S.

patent pending for the Easy Check breath glucose detection system, and we filed a patent application and launched the second-stage product development for the iGlucose system in March 2010. In exchange for the assets, we issued 300,000 shares of our common stock valued at approximately $351,000. Additional payment in the form of shares (maximum 200,000 shares) and product royalties may be paid in the future based on successful patent grants and product or license revenues.
Overview
     We have historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used for the identification of people in the healthcare market. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault, we are pursuing a strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security.
     Our HealthID segment is currently focused on the development of the glucose-sensing microchip, in conjunction with Receptors LLC (“Receptors”). In the field of diabetes management we also acquired, in February 2010, the assets of Easy Check Medical Diagnostics, LLC, including the Easy Check breath glucose detection system and the iGlucose wireless communication system. All three of these products are currently under development.
     We also intend to continue the development of the Rapid Flu Detection system, and other health related products, built on our core intellectual property. Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the U.S. Food and Drug Administration, or FDA, cleared our VeriMed Health Link system for use in medical applications in the United States.
     Our ID Security segment includes our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record. Our NationalCreditReport.com business was acquired in conjunction with our merger with Steel Vault in November 2009. NationalCredit-Report.com offers consumers a variety of identity security products and services primarily on a subscription basis. These services help consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores. In the first quarter of 2010, we re-launched our Health Link personal health record (“PHR”) business. We plan to focus our marketing efforts on partnering with health care providers and exchanges, physician groups, Electronic Medical Record (“EMR”) system vendors, and insurers to use Health Link as a PHR provided to their patients. We will also seek to partner with pharmaceutical companies who wish to communicate with our online community through various forms of value added content and advertising.
     We continue to focus on our HealthID and ID Security businesses, including the development of the glucose sensing microchip, the Easy Check breath glucose detection system, the iGlucose wireless communication system, the Rapid Flu Detection System, the Health Link PHR, and our operating business in identity security. We intend to continue to explore potential strategic transactions with third parties in the healthcare, identification, and animal health sectors.
     Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

RISK FACTORS
     Investing in these securities involves certain risks. In addition to other information contained in this prospectus and any accompanying prospectus supplement, before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus, as updated by our future filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Without limitation, you should also carefully consider the risks noted under the caption “Information Concerning Forward-Looking Statements” in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” section in this prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus and our consolidated financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.
     Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:
•	the ability of the Company to improve diabetics’ lives while helping them manage their healthy glucose levels, thereby decreasing the risk of diabetes-related complications and reducing medical costs;

•	the ability of the sensing system to demonstrate a glucose concentration response in model blood and interstitial fluid matrices;

•	that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

•	the ability of iGlucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

•	the iGlucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients;

•	that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day;

•	that the rapid sub-type classification of flu strains at the point of care will allow for improved treatment, thereby discouraging antibiotic overuse, preventing central lab overloading and improving overall health outcomes;

•	that the rapid flu sub-type test will give an early warning of the rise of new sub-types of influenza so that containment measures can be implemented and pandemic proportions can be avoided;

•	that we intend to continue the development of the Rapid Flu Detection system, and other health related products, built on our core intellectual property;

•	that we plan to focus our marketing efforts on partnering with health care providers and exchanges, physician groups, EMR system vendors, and insurers to use Health Link as a PHR provided to their patients, and we will seek to partner with pharmaceutical companies who wish to communicate with out online community through various forms of value added content and advertising;

•	that we intend to continue to explore potential strategic transactions with third parties in the healthcare, identification, and animal health sectors;

•	that we intend to incur additional losses in the future;

•	that we expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance;

•	that we do not expect to generate revenue from our VeriMed business over the next 12 to 24 months; and

•	that, unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, and other business opportunities.
     These forward-looking statements are based upon information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause the Corporation’s actual results to differ materially from the results referred to in the forward-looking statements include:
•	our ability to continue listing our common stock on the Nasdaq Stock Market (“Nasdaq”);

•	our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

•	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

•	our ability to fund our operations and continued development of our products, including the Rapid Flu Detection System, the glucose-sensing microchip, the Easy Check breath glucose detection system and the iGlucose wireless communication system;

•	our ability to complete the Phase II of the Rapid Flu Detection System by the end of 2010 or at all and Phase II of the glucose-sensing microchip development program by mid 2010 or at all;

•	our ability to pursue our strategy to offer identification tools and technologies for consumers and businesses;

•	our ability to maximize the amount of capital that we will have available to pursue business opportunities in the healthcare and energy sectors;

•	our ability to successfully develop and commercialize the breath glucose detection system and the iGlucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices and the microchip;

•	our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iGlucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

•	we may become subject to costly product liability claims and claims that our products infringe the intellectual property rights of others;

•	our ability to comply with current and future regulations relating to our businesses;

•	uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from this business;

•	the potential for patent infringement claims to be brought against us asserting that we hold no rights for the use of the implantable microchip technology and that we are violating another party’s intellectual property rights. If such a claim is successful, we could be enjoined from engaging in activities to market the systems that utilize the implantable microchip and be required to pay substantial damages;

•	our ability to provide uninterrupted, secure access to the Health Link and VeriMed databases;

•	our ability to establish and maintain proper and effective internal accounting and financial controls; and

•	other factors, risks, and uncertainties referenced in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
     Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, and other business opportunities.
DESCRIPTION OF SECURITIES TO BE OFFERED
     This prospectus contains a summary of the securities that PositiveID may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms of the securities being offered. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more primary offerings, our common stock, preferred stock, warrants, units or any combination of the foregoing.
     In this prospectus, we refer to the common stock, preferred stock, warrants, units or any combination of the foregoing securities to be sold by us in a primary offering collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $8,000,000.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
     As of March 30, 2010, our authorized capital stock consisted of 70,000,000 shares of common stock, and 5,000,000 shares of preferred stock, $0.001 par value per share.
     The following is a summary of the material terms of our common stock and preferred stock. This summary does not purport to describe all the terms of the common stock and preferred stock, and such description is subject to, and qualified by reference to, our second amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, all of which have been filed with the SEC.
Common Stock
     As of March 30, 2010, there were 23,356,908 shares of our common stock outstanding and held of record by approximately 32 stockholders. The holders of our common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the holders of common stock. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, our second amended and restated certificate of incorporation, our restated by-laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions as may be declared by our board of directors, out of assets or funds legally available. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock.
     Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking-fund provisions applicable to our common stock. All outstanding shares of our common stock are, and all shares of our common stock issuable upon conversion of the preferred stock, when and if issued, will be, fully paid and nonassessable.
Preferred Stock
     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.
     On September 29, 2009, we filed a certificate of designations of preferences, rights and limitations of Series A Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,000, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock. The Series A Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our common stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness. Holders of Series A Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to Series A Preferred Stock. As of March 30, 2010, there were 462 shares of Series A Preferred Stock outstanding.
     Holders of our Series A Preferred Stock will have the right to convert their preferred stock into shares of our common stock, on or after the six-month anniversary of the issuance date of their Series A Preferred Stock, at a conversion price equal to the closing bid price on the trading day immediately preceding the notice date by us or the holder. If we or the holder exercise this conversion option with respect to any Series A Preferred Stock, we will issue to the holder the number of shares of our common stock equal to (x) $10,000 per share of Series A Preferred Stock multiplied by (y) the number of shares of Series A Preferred Stock subject to the notice, divided by (z) the conversion price with respect to such shares. If we exercise the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date, but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary, but prior to the fourth anniversary of the issuance date.
     If we at any time on or after the date of issuance of any Series A Preferred Stock subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced and the number of conversion shares will be proportionately increased. If we at any time on or after such issuance date combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased and the number of conversion shares will be proportionately decreased. In addition to any adjustments described in this paragraph, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock, then the holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon conversion of all Series A Preferred Stock held by the holder immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such purchase rights.
     If we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for the number of conversion shares to which the Series A Preferred Stock holder is entitled pursuant to a conversion notice, then, in addition to all other remedies available to the Series A Preferred Stock holder, we must, subject to the availability of lawful funds, pay in cash to the Series A Preferred Stock holder on each day that the issuance of such conversion shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of conversion shares not issued to such holder on a timely basis and to which such holder is entitled and (B) the closing bid price of the shares of common stock on the trading day immediately preceding the last possible date which we could have issued such conversion shares to the Series A Preferred Stock holder without violating any other restrictions on the issuance of conversion shares to the holder. In addition, if after our receipt of the applicable conversion delivery documents, we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise, and such holder purchases shares of common stock to deliver in satisfaction of a sale by the Series A Preferred Stock holder of conversion shares issuable upon such exercise that such holder anticipated receiving from us, then we shall, within one trading day after such holder’s request, either (i) pay cash, subject to the availability of lawful funds, to such holder in an amount equal to the Series A Preferred Stock holder’s total purchase price for the shares of common stock so purchased, at which point our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise and to issue such conversion shares shall terminate, or (ii) promptly honor our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon the Series A Preferred Stock holder’s exercise and pay cash, subject to the availability of lawful funds, to the holder in an amount equal to the excess (if any) of the total purchase price for the common stock so purchased over the product of (A) such number of shares of common stock sold by such holder in satisfaction of our obligations, times (B) the closing bid price on the date of exercise.

     At no time may we or the Series A Preferred Stock holder deliver a conversion notice if the number of conversion shares to be received pursuant to such conversion notice, aggregated with all other shares of common stock then beneficially (or deemed beneficially) owned by such holder, would result in the Series A Preferred Stock holder owning, on the date of delivery of the conversion notice, more than 9.99% of all common stock outstanding as determined in accordance with Section 13(d) of the Exchange Act. In addition, as of any date, the aggregate number of shares of common stock into which the Series A Preferred Stock are convertible within 61 days, together with all other shares of common stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Series A Preferred Stock holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 9.99% of the total outstanding shares of common stock as of such date.
     Holders of our Series A Preferred Stock, commencing on the first anniversary of the date of issuance of any such shares of preferred stock, will be entitled to receive dividends on each outstanding share of Series A Preferred Stock, which shall accrue in shares of Series A Preferred Stock at a rate equal to 10% per annum. Accrued dividends will be payable annually on the anniversary of the issuance date. No dividend will be payable with respect to shares of Series A Preferred Stock that are redeemed for cash or converted into shares of our common stock prior to the first anniversary of the issuance date with respect to such shares.
     Upon any liquidation, dissolution or winding up of us, after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series A Preferred Stock will first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series A liquidation value (i.e., $10,000 per share of Series A Preferred Stock), after which any of our remaining assets will be distributed among the holders of the other class or series of our stock in accordance with our certificates of designations and certificate of incorporation.
     We may redeem, for cash, any or all of the Series A Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series A Preferred Stock, plus any accrued but unpaid dividends with respect to such shares. If we exercise this redemption option with respect to any Series A Preferred Stock prior to the fourth anniversary of the issuance of such preferred stock, then in addition to the redemption price, we must pay to the holder a make-whole price per share equal to the following with respect to such redeemed Series A Preferred Stock: (i) 35% of the Series A liquidation value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series A liquidation value if redeemed on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the Series A liquidation value if redeemed on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the Series A liquidation value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.
Board of Directors
     PositiveID’s board of directors is not classified.
Anti-Takeover Provisions
Delaware Anti-Takeover Law
     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

     The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.
Provisions in the PositiveID second amended and restated certificate of incorporation and amended and restated by-laws.
     Certain provisions of the PositiveID second amended and restated certificate of incorporation and amended and restated by-laws could make the acquisition of PositiveID by means of a tender offer, or the acquisition of control of PositiveID by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of PositiveID to negotiate with the PositiveID board of directors. PositiveID believes that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure PositiveID outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.
     The PositiveID second amended and restated certificate of incorporation and amended and restated by-laws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, the PositiveID second amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on PositiveID’s board of directors based on the number of shares of PositiveID stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on PositiveID’s board of directors to influence the board’s decision regarding a takeover.
     Under the PositiveID second amended and restated certificate of incorporation, 4,998,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of PositiveID.
     The PositiveID amended and restated by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by PositiveID with respect to such meetings or nominations made by or at the direction of the board of directors.
     These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of PositiveID.
Nasdaq Listing
     PositiveID’s common stock is traded on the Nasdaq Capital Market under the symbol “PSID.”
Transfer Agent and Registrar
     The transfer agent and registrar for PositiveID’s common stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is 800-368-5948.

DESCRIPTION OF WARRANTS
     We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
     Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:
•   the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;
•   the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;
•   the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•   U.S. federal income tax consequences applicable to such warrants;
•   the number of warrants outstanding as of the most recent practicable date; and
•   any other terms of such warrants.
     The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.
     Each warrant will entitle the holder thereof to purchase such number of our equity securities or securities of third parties or other rights at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.
     Prior to the exercise of any warrants to purchase our securities or securities of third parties or other rights, holders of such warrants will not have any of the rights of holders of our securities or securities of third parties or other rights, as the case may be, purchasable upon such exercise, or to receive payments of dividends, if any, on the securities or other rights purchasable upon such exercise, or to exercise any applicable right to vote.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants, or any combination of such securities.
PLAN OF DISTRIBUTION
     We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	directly to purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.
     A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.
     In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:
•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker, or into an existing trading market, on an exchange or otherwise.
     We may also enter into hedging transactions. For example, we may:
•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
     A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.
     The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.
General
     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents, or remarketing firms may be changed from time to time. Underwriters, dealers, agents, and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents, or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Underwriters and Agents
     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.
     Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
     We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
     In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
Dealers
     We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts, or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.
Direct Sales
     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
Institutional Purchasers
     We may authorize agents, dealers, or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
     We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions.
Indemnification; Other Relationships
     We may have agreements with agents, underwriters, dealers, and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers, and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market-Making, Stabilization and Other Transactions
     There is currently no market for any of the offered securities, other than the common stock which is listed on The NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
     In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
     In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions
     In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.
     If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).
LEGAL MATTERS
     The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Holland & Knight LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Holland & Knight LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement and/or other offering materials.
EXPERTS
     The consolidated financial statements incorporated by reference in this prospectus from PositiveID Corporation’s Annual Report on Form 10-K filed with the SEC on March 19, 2010 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Steel Vault Corporation incorporated by reference in this prospectus from PositiveID Corporation’s Current Report on Form 8-K filed with the SEC on March 19, 2010 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.
Website Access to Information and Disclosure of Web Access to Company Reports
     Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.
     This prospectus incorporates by reference the documents listed below, shall be deemed to incorporate by reference all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and incorporates by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 19, 2010;

(b)	Our Current Reports on Form 8-K as filed with the SEC on July 23, 2008 and March 19, 2010;

(c)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2008; and

(d)	The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.
     Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     Documents incorporated by reference are available from the SEC as described above or from PositiveID without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations
     You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.